Exhibit 99.1

IMMEDIATE RELEASE	NEWS
July 1, 2009	NASDAQ-EVOL

Evolving Systems, Inc. Announces One-for-Two Reverse Stock Split

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today announced that its Board of Directors has approved the implementation of a one-for-two reverse stock split of the Company’s common stock. The reverse stock split, which was authorized by the stockholders at the Company’s 2009 annual meeting of stockholders on June 9, 2009, will take effect at 11:59 p.m. (Eastern time) on July 20, 2009 (the “Effective Time”). Trading of Evolving Systems’ common stock on the Nasdaq Capital Market will continue, on a reverse stock split-adjusted basis, with the opening of the markets on July 21, 2009.

As a result of the reverse stock split, each two shares of Evolving Systems’ common stock that are issued and outstanding or held in treasury at the Effective Time will be automatically combined into one share, subject to the elimination of fractional shares as described below. The total number of shares of common stock issued and outstanding will be reduced from approximately 19.5 million shares to approximately 9.75 million shares.

The Company has retained its transfer agent, American Stock Transfer & Trust Company (“AST”), to act as exchange agent for the reverse stock split. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their stock certificates as soon as practicable following the reverse stock split. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

At the same time it is implementing the reverse stock split, Evolving Systems is converting to a paperless stock certificate system, namely, the Direct Registration System (“DRS”). With DRS, shares are issued in “book-entry” form only, meaning the Company will no longer issue paper stock certificates. As a result, any stockholder who owns shares in certificated form as of the Effective Time will not receive new, post-reverse stock split paper stock certificates in exchange for such stockholder’s old, pre-reverse stock split paper stock certificates. Instead, such a stockholder will receive a statement that indicates how many new, post-reverse stock split shares such stockholder owns through DRS, along with a brochure explaining how to access such stockholder’s online account with AST. For further information, stockholders and securities brokers should contact AST at (877) 248-6417 or (718) 921-8317 after July 20, 2009.

Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares.  Where shares are held in certificated form, stockholders must provide AST with a properly completed and duly executed transmittal letter and surrender all old certificate(s), after which they will receive an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by AST of all fractional shares otherwise issuable.

Stockholders who hold their stock in “street name” should contact their brokers for further information regarding payment for fractional shares.

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases and the Company’s website at www.evolving.com.

CONTACTS:

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. +1 303 393 7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com